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                                                                       EXHIBIT 2

                                                                 EXECUTION COPY




                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                     among:


                          EXCHANGE APPLICATIONS, INC.,
                            a Delaware corporation;


                        KNOWLEDGE STREAM PARTNERS, INC.,
                            a Delaware corporation;


                             KSP ACQUISITION CORP.,
                          a Delaware corporation; AND


                            ROBERT VAN DER HOONING,
                            an individual currently
                         residing in Chicago, Illinois.




                          ----------------------------
                           Dated as of March 20, 2000
                          ----------------------------
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                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION

     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("AGREEMENT") is made and entered into as of March 20, 2000, among: EXCHANGE APPLICATIONS, INC., a Delaware corporation ("PARENT"); KSP ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"); KNOWLEDGE STREAM PARTNERS, INC., a Delaware corporation (the "COMPANY"); and ROBERT VAN DER HOONING, an individual currently residing in Chicago, Illinois (the "PRINCIPAL SHAREHOLDER"). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

     1. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Delaware General Corporation Law (the "MERGER"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

     2. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

     3. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

     4. Mr. van der Hooning owns a total of 865,862 shares of the common stock and the other shareholders collectively own a total of 134,138 shares of the common stock, par value $.01 per share, of the Company ("COMPANY COMMON STOCK"). The shares of Company Common Stock described in the foregoing sentence represent all of the outstanding shares of capital stock of the Company immediately prior to the Merger.

                                   AGREEMENT

     The parties to this Agreement agree as follows:

1.   DESCRIPTION OF TRANSACTION

     1.1. MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "SURVIVING CORPORATION").

     1.2. EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law (the "DGCL").

     1.3. CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Bingham Dana LLP, 150 Federal

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Street, Boston, Massachusetts, on Friday, March 31, 2000, or on the first practicable date thereafter following the satisfaction or waiver of the conditions precedent set forth herein (the "CLOSING DATE"). Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger conforming to the requirements of Section 251 of the DGCL shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time such certificate of merger is filed with and accepted by the Secretary of State of the State of Delaware (the "EFFECTIVE TIME").

     1.4. CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent and the Company prior to the Effective
Time:

          (A) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time in a manner satisfactory to Parent and otherwise to conform substantially to the Certificate of Incorporation of the Company which is attached hereto as Exhibit B;

          (B) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

          (C) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit C.

     1.5. CONVERSION OF SHARES.

          (A) Subject to Section 1.8(c), at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

               (I) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive
 .82177608 of a share ("APPLICABLE FRACTION") of the common stock, par value $.001 per share, of Parent ("PARENT COMMON STOCK"); and

               (II) each share of the common stock (with no par value) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

     1.6. EMPLOYEE STOCK OPTIONS. At the Effective Time, each stock option that is then outstanding under the Company's 1999 Stock Option Plan, whether vested or unvested (a "COMPANY OPTION"), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Company's 1999 Stock Option Plan and the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under outstanding Company Options shall thereupon be converted into rights with respect to Parent Common Stock as set forth below. Accordingly, from and after the Effective Time, (a) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (b) the number of shares of Parent Common Stock subject to each


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such assumed Company Option shall be equal to the number of shares of Company
Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the Applicable Fraction, rounded down to the nearest whole number of shares of Parent Common Stock, (c) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Applicable Fraction, and rounding the resulting exercise price up to the nearest whole cent, and (d) all restrictions on the exercise of each such assumed Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each such assumed Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time. The Company and Parent shall take all action that may be necessary (under the Company's 1999 Stock Option Plan and otherwise) to effectuate the provisions of this Section
1.6. Following the Closing, Parent will send to each holder of an assumed Company Option a written notice setting forth (i) the number of shares of Parent Common Stock subject to such assumed Company Option, and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Option. To the extent necessary, Parent shall file with the SEC, as soon as reasonably practical but in any event within thirty (30) days after the Closing Date, a registration statement on Form S-8 registering the exercise of the Company Options assumed by Parent pursuant to this Section 1.6.

     1.7. CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "COMPANY STOCK CERTIFICATE") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

     1.8. EXCHANGE OF CERTIFICATES.

          (A) At or as soon as practicable after the Effective Time, Parent will send to the holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor (subject to Section 8.3) a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Section 1, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be


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deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock as described in Section 1.8(c)) as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

          (B) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this
Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

          (C) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock or other securities of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), determined by multiplying such fraction by the Parent Stock Price.

          (D) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation are required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (E) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9. TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.10. FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights


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and property of Merger Sub and the Company, the officers and directors of the
Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL SHAREHOLDER

     The Company and the Principal Shareholder jointly and severally represent and warrant, to and for the benefit of the Indemnitees that, except as set forth in the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 10.4 and that has been delivered by the Company to Parent on and as of the date of this Agreement and signed on behalf of the Company by the President of the Company (the "COMPANY DISCLOSURE SCHEDULE"):

     2.1. DUE ORGANIZATION; SUBSIDIARIES; ETC.

          (A) The Company has no Subsidiaries and the Company does not own any capital stock of, or any equity interest of any nature in, any other Entity. The Company has not agreed and is not obligated to make, nor is it bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of any general partnership, limited partnership or other Entity.

          (B) The Company is duly organized and validly existing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

          (C) The Company is qualified to do business as a foreign corporation, and is in corporate and tax good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on the Company.

     2.2. CERTIFICATE OF INCORPORATION AND BYLAWS. The Company has delivered to Parent accurate and complete copies of its certificate of incorporation, bylaws and other charter and organizational documents, including all amendments thereto. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent governing instruments.

     2.3. CAPITALIZATION, ETC.

     (A) The authorized capital stock of the Company consists of: (i) 1,200,000 shares of Company Common Stock, of which 1,000,000 shares have been issued and are outstanding as of the date of this Agreement. All of the Company Common Stock is owned, beneficially and of record, only as set forth on Schedule 2.3 hereof. All of the outstanding shares of Company Common Stock have been and, as of the Effective Time, will be duly authorized and validly


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issued, and fully paid and nonassessable. As of the date of this Agreement, there are no shares of Company Common Stock held in treasury by the Company. Except as set forth in Part 2.3(a) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company or any other Person; and
(iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. Upon consummation of the Merger, (A) the shares of Parent Common Stock issued in exchange for any shares of Company Common Stock that are subject to a Contract pursuant to which the Company has the right to repurchase, redeem or otherwise reacquire any shares of Company Common Stock will, without any further act of Parent, the Company or any other Person, become subject to the restrictions, conditions and other provisions contained in such Contract, and (B) Parent will automatically succeed to and become entitled to exercise the Company's rights and remedies under any such Contract. The Company is not under any obligation to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock. No shares of Company Common Stock outstanding on the date of this Agreement are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company.

          (B) As of the date of this Agreement: 164,127 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock (collectively, the "COMPANY OPTIONS"), 38,201 shares of which are subject to issuance pursuant to Company Options that are vested (assuming and after giving effect to the consummation of the Merger).

     Part 2.3(b)(i) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date upon which such Company Option was granted; and (vi) the applicable vesting schedule and extent to which such Company Option is vested and exercisable as of the date of this Agreement. The Company has delivered to Parent accurate and complete copies of all stock option plans pursuant to which the Company has ever granted stock options and the form of all stock option agreements evidencing such options. Except as set forth in
Part 2.3(b)(ii) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger or otherwise.

          (C) Except as set forth in Part 2.3(c) of the Company Disclosure Schedule there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company from the Company or from the Principal Shareholder; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) shareholder rights plan (or similar plan commonly


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referred to as a "poison pill") or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive from the Company or the Principal Shareholder any shares of capital stock or other securities of the Company.

          (D) All outstanding shares of Company Common Stock and all outstanding Company Options have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

     2.4 FINANCIAL STATEMENTS.

          (A) The Company has delivered to Parent the following financial statements and notes (collectively, the "COMPANY FINANCIAL STATEMENTS"):

               (I) the unaudited balance sheets of the Company as of December 31, 1999 (the "BALANCE SHEET DATE") and December 31, 1998, and the related unaudited income statements of the Company for the years then ended; and

               (II) the unaudited balance sheet of the Company as of February 29, 2000 (the "MOST RECENT BALANCE SHEET") and the related unaudited income statement of the Company for the two months then ended.

          (B) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations of the Company for the periods covered thereby and are consistent with the books and records of the Company. The Company Financial Statements may not have been prepared in accordance with generally accepted accounting principles ("GAAP") however, such Company financial statements have been prepared in accordance with the Company's historical practices on a consistent basis throughout the periods covered.

     2.5 ABSENCE OF CHANGES. Since the Balance Sheet Date:

          (A) there has not been any material adverse change in the business, condition (financial or otherwise), assets, liabilities, operations, financial performance or prospects of the Company, and no event has occurred that could reasonably be expected to have a Material Adverse Effect on the Company;

          (B) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company;

          (C) except as set forth in Part 2.5(c) of the Company Disclosure Schedule, the Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;


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          (D) the Company has not sold, issued, granted or authorized the issuance or grant of (i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options),
(ii) any option, call, warrant or right to acquire any capital stock or any other security (except for Company Options described in Part 2.3(b)(i) of the Company Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security of the Company;

          (E) except as set forth in Part 2.5(e) of the Company Disclosure Schedule, the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, any provision of the Company's stock option plan, or (ii) any provision of any agreement evidencing any outstanding Company Option;

          (F) except as set forth in Part 2.5(f) of the Company Disclosure Schedule, there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of the Company, and the Company has not effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (G) the Company has not accepted any Acquisition Proposal;

          (H) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

          (I) except as set forth in Part 2.5(i) of the Company Disclosure Schedule, the Company has not made any capital expenditures that exceed $10,000 in the aggregate;

          (J) except in the ordinary course of business and consistent with past practices, the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 2.10), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any Material Contract;

          (K) the Company has not (i) acquired, leased or licensed any material right or other material asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person, or (iii) waived or relinquished any right, except in each case for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

          (L) except as set forth in Part 2.5(l) of the Company Disclosure Schedule, the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $10,000 with respect to any single matter, or in excess of $25,000 in the aggregate;

          (M) except as set forth in Part 2.5(m) of the Company Disclosure Schedule, the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices;


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          (N) the Company has not (i) lent money to any Person, or (ii)
incurred or guaranteed any indebtedness for borrowed money;

          (O) except as set forth on Part 2.5(o) of the Company Disclosure Schedule, the Company has not (i) established or adopted any Plan (as defined in Section 2.16(a)), (ii) caused or permitted any Plan to be amended in any material respect (except as required to maintain the qualified status of the Plan under Code Section 401(a)), or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

          (P) the Company has not changed any of its methods of accounting or accounting practices in any respect;

          (Q) the Company has not made any material election with respect to Taxes;

          (R) the Company has not commenced or settled any Legal Proceeding;

          (S) the Company has not entered into an employment, severance or other agreement with any of its officers, directors or key employees not reflected on Part 2.5(s) of the Company Disclosure Schedule;

          (T) the Company has not entered into any transaction that has had, or could reasonably be expected to have, a Material Adverse Effect on the Company; and

          (U) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(t)" above.

     2.6 LEASEHOLD; EQUIPMENT. The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.6 of the Company Disclosure Schedule. All such real property is being leased pursuant to lease agreements that are in full force and effect, and are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would result in a Material Adverse Effect on the Company. All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Company in the manner in which such business is currently being conducted.

     2.7 TITLE TO ASSETS. The Company owns, and has good, valid and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business except as reflected in the Company Financial Statements and Most Recent Balance Sheet, including: (i) all assets reflected on the Most Recent Balance Sheet; and (ii) all other assets reflected in the books and records of the Company as being owned or leased by the Company. All of such assets are owned or leased by the Company free and clear of any Encumbrances, except for (x) any lien for

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current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

     2.8 RECEIVABLES; SIGNIFICANT CUSTOMERS.

          (A) Part 2.8(a) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable of the Company as of the Balance Sheet Date. All existing accounts receivable of the Company (including those accounts receivable reflected on the Most Recent Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Most Recent Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and collectible in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts recorded and set forth in the Most Recent Balance Sheet), (iii) represent revenues that have been recognized strictly in accordance with GAAP and (iv) are not subject to any dispute or threat of nonpayment.

          (B) Part 2.8(b) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all loans and advances made by the Company to any employee, director, consultant or independent contractor of the Company, other than routine travel or relocation advances made to employees in the ordinary course of business.

          (C) For the purposes of this Agreement, "SIGNIFICANT CUSTOMERS" are the ten (10) customers of the Company that have effected the most purchases, in dollar terms, and accounted for the most revenues, in dollar terms, during each of the past four (4) fiscal quarters. None of the Company's Significant Customers has canceled, returned or substantially reduced or, to the knowledge of the Company, is currently attempting or threatening to cancel, return or substantially reduce, any purchases from, orders to or services provided by the Company. The Company has not received any material customer complaints concerning its products and/or services, nor has it had any of its products returned by a customer or threatened to be returned by a customer nor is it aware that any customer may return any products.

     2.9 PROPRIETARY ASSETS.

          (A) Part 2.9(a)(i) of the Company Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by the Company and registered with any Governmental Body or for which an application has been registered or filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Company Disclosure Schedule identifies and provides a brief description of all other Proprietary Assets owned by the Company that are material to the business of the Company. Part 2.9(a)(iii) of the Company Disclosure Schedule (A) identifies and provides a brief description of, and identifies any ongoing royalties or payment obligations with respect to, each Proprietary Asset that is licensed or otherwise made available to the Company by any Person, (B) identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to the Company and (C) provides a brief description of how the Company uses such Proprietary Asset. The Company has good,


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valid and marketable title to all of the Company Proprietary Assets identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Company Disclosure Schedule, free and clear of all Encumbrances, except for those described in Parts 2.9(a)(i) and 2.9(a)(ii) of the Company Disclosure Schedule. The Company has a valid right to use, license and otherwise exploit all Proprietary Assets identified in Part 2.9(a)(iii) of the Company Disclosure Schedule. Except as set forth in Part 2.9(a)(iv) of the Company Disclosure Schedule, the Company has not developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

          (B) Part 2.9(b) of the Company Disclosure Schedule identifies each Company Contract pursuant to which the Company has licensed or transferred any right (whether or not currently exercisable) to use, license or otherwise exploit any Company Proprietary Asset to any Person.

          (C) The Company has taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by disclosure). Without limiting the generality of the foregoing, except as set forth in Part 2.9(c) of the Company Disclosure Schedule, (i) all current and former employees of the Company who are or were involved in, or who have contributed to, the creation or development of any Company Proprietary Asset have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of nondisclosure agreement previously delivered by the Company to Parent, and (ii) all current and former consultants and independent contractors to the Company who are or were involved in, or who have contributed to, the creation or development of any Company Proprietary Asset have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is identical in all material respects to the form of consultant agreement previously delivered to Parent. No current or former employee, officer, director, shareholder, consultant or independent contractor has any right, claim or interest, including, without limitation, any moral rights, in or with respect to any Company Proprietary Asset.

          (D) (i) All patents, trademarks, tradenames, service marks, maskwork rights, copyrights and trade secrets held by the Company are valid, enforceable and subsisting; (ii) none of the Company Proprietary Assets and no Proprietary Asset that is currently being developed by the Company (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) none of the products that are or have been designed, created, developed, assembled, manufactured or sold by the Company is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and none of the Company or any of its Representatives has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; and (iv) to the best of the Company's knowledge, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

          (E) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in
Part 2.9(e) of the Company Disclosure Schedule, the Company has not (i) licensed any Company Proprietary Assets to any Person on an exclusive basis,
(ii) entered into any covenant not to compete or (iii) entered into any Contract limiting its ability to exploit fully any Company Proprietary Assets or to transact business in any market or geographical area or with any Person.

          (F) Except as set forth in Part 2.9(f) of the Company Disclosure Schedule, each product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by the Company to any Person conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements. All installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Company were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

          (G) Except as set forth in Part 2.9(g) of the Company Disclosure Schedule, since the Measurement Date (as defined in Section 2.12), no customer or other Person has asserted or, to the Company's knowledge, threatened to assert, any claim against the Company (i) under or based upon any warranty provided by or on behalf of the Company, or (ii) under or based upon any other warranty relating to any product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by the Company or any services performed by the Company.

          (H) The technical documentation (the "TECHNICAL DOCUMENTATION") of the software products or programs currently being marketed by the Company and all the software products or programs under development by the Company but not currently marketed (collectively, the "SOFTWARE PROGRAMS") includes the source code (with comments) for all Software Programs, as well as any pertinent comments by or explanation that may be necessary to render such materials understandable and usable to a reasonably skilled programmer trained in the computer language in which the Software Program is written. The Technical Documentation also includes any programs (including compilers), "workbenches," tools and higher level (or "proprietary") languages necessary for the development, maintenance and implementation of the Software Programs.

     2.10 CONTRACTS.

          (A) Part 2.10 of the Company Disclosure Schedule identifies each Company Contract that constitutes a "Material Contract." For purposes of this Agreement, each of the following shall be deemed to constitute a "MATERIAL CONTRACT":

               (I) (A) any Contract or outstanding offer relating to the employment of, or the performance of services by, any employee, (B) any Contract pursuant to which the Company is required to make any severance, termination or similar payment, bonus or relocation payment or any other payment (other than payments in respect of salary) to any current or former employee or director of the Company and (C) any Contract or Plan (including, without limitation, any stock option plan, stock appreciation plan or stock purchase plan), any of the benefits of which may be increased, or the vesting of benefits of which may be accelerated as a result of the Merger or otherwise;

               (II) any Contract (A) relating to the acquisition, transfer, development, sharing, license (to or by the Company), use or other exploitation of any Proprietary Asset (except for any such Contract pursuant to which any Proprietary Asset is licensed to the Company for internal use under any third party software license generally available to the public); or (B) with respect to the distribution or marketing of any products of the Company;

               (III) any Contract that provides for indemnification of any officer, director, employee or agent of the Company;

               (IV) any Contract imposing any restriction on the right or ability of the Company (A) to compete in any market or geographic area with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any technology;

               (V) any Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities (other than the issuance of Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement), (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing the Company with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

               (VI) any Contract requiring that the Company give any notice or provide any information to any Person prior to accepting any Acquisition Proposal;

               (VII) any Contract that contemplates or involves payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $50,000 in the aggregate;

               (VIII) any Contract or Plan (including, without limitation, any stock option plan, stock appreciation plan or stock purchase plan), any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the execution of this Agreement or the consummation of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

               (IX) any joint marketing or development Contract currently in force under which the Company has continuing obligations to jointly market any product, technology or service, or any material Contract pursuant to which the Company has continuing obligations to jointly develop any Proprietary Asset all of the rights in respect which will not be owned by the Company;

               (X) any Contract currently in force to disclose or deliver to any Person, or permit the disclosure or delivery to any escrow agent or other Person, of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in or relating to any source code, of any Company Proprietary Asset; and

               (XI) any Contract (not otherwise identified in clauses "(i)" through "(x)" of this sentence) that is or would be material to the Company, to the business, condition, capitalization or operations of the Company or to any of the transactions contemplated by this Agreement.

          (B) Each Material Contract is valid and in full force and effect, and is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (C) Except as set forth in Part 2.10 of the Company Disclosure
Schedule: (i) the Company has not violated or breached, or committed any default under, any Company Contract, and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract; (ii) to the best of the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to a rebate, chargeback, penalty or change in delivery schedule under any Company Contract,
(D) give any Person the right to accelerate the maturity or performance of any Company Contract, or (E) give any Person the right to cancel, terminate or modify any Company Contract; and (iii) neither the Company nor any of their Representatives has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract.

          (D) There is no Company Contract to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between the Company and any contractor or subcontractor to any Governmental Body).

          (E) No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

     2.11 LIABILITIES. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured, (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Most Recent Balance Sheet; and (b) normal and recurring liabilities that have been incurred by the Company since the date of the Most Recent Balance Sheet in the ordinary course of business and consistent with past practices.

     2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. The Company is, and has at all times since May 31, 1996, the Company's inception (the "MEASUREMENT DATE"), been in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Since the Measurement Date, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

     2.13 CERTAIN BUSINESS PRACTICES. Neither the Company nor any director, officer, agent or employee of the Company has on behalf of or in the name of KSP (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

     2.14 GOVERNMENTAL AUTHORIZATIONS. The Company holds all Governmental Authorizations (including, without limitation, export licenses) necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted. All such Governmental Authorizations are valid and in full force and effect. The Company is, and at all times since the Measurement Date has been, in substantial compliance with the terms and requirements of such Governmental Authorizations. Since the Measurement Date, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

     2.15 TAX MATTERS.

          (A) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body on or before the Closing Date, taking into account any extensions that may have been granted with respect to such Tax Returns before the Closing Date (the "COMPANY RETURNS") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date if properly obtained), and (ii) have been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

          (B) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of this Agreement through the Closing Date.

          (C) Since the Measurement Date, no Company Return has ever been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

          (D) No claim or Legal Proceeding is pending or, to the best knowledge of the Company, has been threatened against or with respect to the Company in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by the Company with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document that are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for material Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

          (E) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not, and never has been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

     2.16 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

          (A) Part 2.16(a) of the Company Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "PLANS") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any current or former employee of the Company.

          (B) Except as set forth in Part 2.16(a) of the Company Disclosure Schedule, the Company does not maintain, sponsor or contribute to, and the Company has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of employees or former employees of the Company (a "PENSION PLAN"). None of the Plans identified in Part 2.16(a) of the Company Disclosure Schedule is subject to Title IV of ERISA or Section 412 of the Code.

          (C) Except as set forth in Part 2.16(a) of the Company Disclosure Schedule, the Company does not maintain, sponsor or contribute to any: (i) employee welfare benefit plan (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of any employees or former employees of the Company (a

"WELFARE PLAN"), or (ii) self-funded medical, dental or other similar Plan. None of the Plans identified in Section 2.16(a) of the Company Disclosure Schedule is a multi-employer plan (within the meaning of Section 3(37) of ERISA).

          (D) With respect to each Plan, the Company has delivered to Parent:
(i) an accurate and complete copy of such Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years; (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof; (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

          (E) The Company is not and never has been required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or
Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. The Company has never made a complete or partial withdrawal from a multi-employer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

          (F) The Company has no plan or commitment to create any Welfare Plan or any additional Pension Plan, or to modify or change any existing Pension Plan (other than to comply with applicable law, including, without limitation, amendments to the Code and ERISA made by the Uniformed Services Employment and Reemployment Rights Act of 1994 ("USERRA"), the Uruguay Round Agreement Act ("GATT"), the Small Business Job Protection Act of 1996 ("SBJPA") and the Taxpayer Relief Act of 1997 ("TRA '97")) in a manner that would affect any employee of the Company.

          (G) No Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee of the Company after any such employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to
Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Company Balance Sheet, and (iii) benefits the full cost of which are borne by current or former employees of the Company (or the employees' beneficiaries)).

          (H) With respect to any Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects. Part 2.16(h) of the Company Disclosure

Schedule describes all obligations of the Company as of the date of this Agreement under any of the provisions of COBRA.

          (I) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

          (J) Each of the Plans intended to be qualified under Section 401(a) of the Code has either received a favorable determination from the Internal Revenue Service as to its qualified status under the Code (or relies on a favorable opinion letter issued by the Internal Revenue Service with respect to a standardized form of prototype plan adopted by the Company) or the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination with respect to the Plan has not expired, and the Company is not aware of any reason why any such determination letter should be revoked.

          (K) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits (other than as required under Section 411(d)(3) of the Code in connection with the termination or partial termination of a Plan).

          (L) Part 2.16(l) of the Company Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their base salaries, their targeted annual bonus amounts, their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its employees. All of the employees of the Company are "at will" employees.

          (M) Part 2.16(m) of the Company Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

          (N) Each Plan complies in all material respects with all applicable Legal Requirements. The Company is in compliance in all material respects with all Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

          (O) The Company has good labor relations, and the Company does not have any knowledge of any facts indicating that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of the Company, or (ii) any of the employees of the Company intends to terminate his or her employment with the Company.

     2.17 ENVIRONMENTAL MATTERS. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. There is no pending or, to the best knowledge of the Company and the Principal Shareholder, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation inquiry or information request by an Governmental Body, relating to any Environmental Law involving the Company. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the best of the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by the Company with any Environmental Law in the future. To the best knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. To the best knowledge of the Company, all property that is leased to, controlled by or used by the Company, and all surface water, groundwater and soil associated with or adjacent to such property is in clean and healthful condition and is free of any material environmental contamination of any nature.

     2.18 INSURANCE. The Company has delivered to Parent a copy of each insurance policy and each self insurance program relating to the business, assets or operations of the Company. Each such insurance policy is in full force and effect. Since the Measurement Date, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in Part 2.18 of the Company Disclosure Schedule, there is no pending claim (including any workers' compensation claim) under or based upon any insurance policy of the Company; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

     2.19 RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.19 of the Company Disclosure Schedule, (a) no Related Party has, and no Related Party has at any time since the Measurement Date had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time since the Measurement Date been, indebted to the Company; (c) since the Measurement Date, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time since the Measurement Date competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company).

     2.20 LEGAL PROCEEDINGS; ORDERS.

          (A) Except as set forth in Part 2.20 of the Company Disclosure Schedule, there is no pending Legal Proceeding, and no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company, including, without limitation, any Company Proprietary Asset; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. No event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. No event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, cause or provide a basis for a director, officer or other Representative of the Company to seek indemnification from, or commence a Legal Proceeding against or involving, the Company.

          (B) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the best of the knowledge of the Company, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or of the Parent and its Subsidiaries.

     2.21 AUTHORITY; INAPPLICABILITY OF ANTI-TAKEOVER STATUTES; BINDING NATURE OF AGREEMENT. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of the Company has (a) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its shareholders, (b) unanimously approved the execution, delivery and performance of this Agreement by the Company and has unanimously approved the Merger, (c) unanimously recommended the adoption and approval of this Agreement and the Merger by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company's shareholders at a shareholders' meeting duly called and held (the "COMPANY SHAREHOLDERS' MEETING") or by action by written consent in lieu of the Company Shareholders' Meeting, and (d) adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Principal Shareholder and each other shareholder has delivered a valid consent to the Merger and a valid waiver of dissenters' rights in connection therewith.

     2.22 NO EXISTING DISCUSSIONS. Neither the Company, the Principal Shareholder nor any Representative of the Company, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal other than the Merger.

     2.23 VOTE REQUIRED. The affirmative vote of the holders of a simple majority of the shares of Company Common Stock outstanding on the record date for the Company Shareholders' Meeting or, if applicable, a written consent of all Company shareholders (the "REQUIRED COMPANY SHAREHOLDER VOTE") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

     2.24 NON-CONTRAVENTION; CONSENTS. Except as set forth in Part 2.24 of the Company Disclosure Schedule, neither (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (A) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of the Company, or (ii) any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of the Company;

          (B) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

          (C) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned or used by the Company;

          (D) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Contract, (iii) accelerate the maturity or performance of any such Company Contract, or (iv) cancel, terminate or modify any term of such Company Contract;

          (E) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company); or

          (F) result in the disclosure or delivery to any Person (other than Parent or Merger Sub) of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in or relating to any source code, of any material Company Proprietary Asset, or the transfer of any material asset of the Company to any Person (other than Parent or Merger Sub).

     Except as may be required by the DGCL, the Company was not, is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     2.25 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     2.26 FULL DISCLOSURE. This Agreement (including the Company Disclosure Schedule) does not, and the certificate referred to in Section 6.5(g) will not,
(i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading. The Company and the Principal Shareholder have disclosed to the Parent all material information relating to the business of the Company and the transactions contemplated by this Agreement.

     2.27 CUSTOMS. The Company has acted with reasonable care to properly value and classify, in accordance with applicable tariff laws, rules and regulations, all goods that the Company imports into the United States or any other country (the "IMPORTED GOODS"). There are currently no claims for material amounts pending against the Company by the U.S. Customs Service (or other foreign customs authorities) relating to the valuation, classification or marking of the Imported Goods. There have not been any material penalties assessed or claimed by the U.S. Customs Service or foreign customs authorities with respect to the Imported Goods. The Company has paid to the U.S. Customs Service and relevant foreign customs authorities, with such exceptions as are not material, all duties, tariffs and excise taxes assessed, due and payable with such exceptions as would not result, in any individual case or series of related cases in a Material Adverse Effect on the Company.

     2.28 LEGENDS. All technical data, computer software and Company Proprietary Assets delivered or otherwise provided or made available by or on behalf of the Company to Governmental Bodies in connection with Government Contracts have been marked with all markings and legends (including "restricted rights" legends and "government purpose license rights" legends) appropriate (under the Federal Acquisition Regulations, under other applicable Legal Requirements or otherwise) to ensure that no Governmental Body or other Person is able to acquire any unlimited rights with respect to any of such technical data, computer software or Company Proprietary Assets and to ensure that the Company has not lost or relinquished and will not lose or relinquish any material rights with respect thereto.

     2.29 BOOKS AND RECORDS. The minute books and other similar records of the Company contain true and complete records of all actions taken at any meetings of the Company's shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.

     2.30 BANKING FACILITIES. Part 2.30 of the Company Disclosure Schedule identifies:

          (A) Each bank, savings and loan or similar financial institution in which the Company has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Company at such bank, savings and loan or similar financial institution; and

          (B) The names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) or each such person with respect thereto.

3.   ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDER

     The Principal Shareholder represents and warrants to Parent and Merger Sub as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company and the Principal Shareholder set forth in Section 2 of this Agreement):

     3.1 REQUISITE POWER AND AUTHORITY. All action on the part of the Principal Shareholder required for the lawful execution and delivery of this Agreement has been or will be taken prior to the Closing. Upon execution and delivery, this Agreement will be the valid and binding obligation of the Principal Shareholder, enforceable in accordance with its terms, subject to (i) laws of general application relating to the bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.2 TRANSFER RESTRICTIONS. The Principal Shareholder acknowledges and agrees that the shares of Parent Common Stock to be issued to him in the Merger (the "SHARES") have not been registered under the Securities Act and are subject to restrictions on transfer as follows:

          (A) The Principal Shareholder agrees not to make any disposition of all or any portion of the Shares received by it unless and until:

               (I) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

               (II) The proposed disposition is made pursuant to an exemption from registration under the Securities Act and applicable state securities laws and (A) if such disposition occurs prior to the first anniversary of the Closing Date the transferee has agreed in writing to be bound by the terms of
Section 3.2 of this Agreement, (B) the Principal Shareholder shall have notified Parent of the proposed disposition and shall have furnished Parent with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by Parent, the Principal Shareholder shall have furnished Parent with an opinion of counsel, reasonably satisfactory to Parent, that such disposition will not require registration of such shares under the Securities Act. It is agreed that Parent will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

               (III) Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by any Principal Shareholder that is to a family member or trust for the benefit of the Principal Shareholder; provided that, the transferee will be subject to the terms of Section 3.2 of this Agreement to the same extent as if such transferee were the original party hereunder.

          (B) Each certificate representing Parent Common Stock issued in accordance with this Agreement shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws or as provided elsewhere in this Agreement):

     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

          (C) Parent shall be obligated to reissue promptly unlegended certificates at the request of the Principal Shareholder if it shall have obtained an opinion of counsel (which counsel may be counsel to Parent) reasonably acceptable to Parent to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

          (D) The Principal Shareholder has received and reviewed the Parent SEC Documents.

     3.3 RELIANCE UPON REPRESENTATIONS, WARRANTIES AND COVENANTS. The Principal Shareholder understands that the representations, warranties and covenants of the Principal Shareholder set forth herein will be relied upon by Parent, the Company and their respective counsel and accounting firms.

     3.4 ENTITIES CONTROLLED BY THE PRINCIPAL SHAREHOLDER. A true and complete list of all Entities beneficially owned or Controlled by the Principal Shareholder, together with a description of the business activities of such Entity, the type of entity and jurisdiction of incorporation of such Entity, is set forth on Part 3.4 of the Company Disclosure Schedule.

4.   REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub jointly and severally represent and warrant to the Company and the Principal Shareholder as follows:

     4.1 ORGANIZATION, STANDING AND POWER. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of

Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

     4.2 SEC FILINGS; FINANCIAL STATEMENTS.

          (A) Parent has made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Parent with the SEC between January 1, 1999 and the date of this Agreement (the "PARENT SEC DOCUMENTS"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (B) The consolidated financial statements contained in the Parent SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present in all material respects the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

     4.3 ABSENCE OF CERTAIN CHANGES OR EVENTS. Between January 1, 2000 and the date hereof, except as disclosed in the Parent SEC Documents, there has not been any event that has had or could reasonably be expected to have a Material Adverse Effect on Parent.

     4.4 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement, and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     4.5 VALID ISSUANCE. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

     4.6 NON-CONTRAVENTION; CONSENTS. Neither (i) Parent or Merger Sub's execution, delivery or performance of this Agreement or any of the other agreements contemplated by this Agreement nor (ii) the consummation of the Merger will (with or without the lapse of time) (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub, or (b) result in a default by Parent or Merger Sub under any Contract to which either Parent or Merger Sub is a party, except for any default that has not had and will not have a Material Adverse Effect on Parent, or (c) result in a violation by Parent or Merger Sub of any laws, order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject, except for any violation that has not had and will not have a Material Adverse Effect on Parent. To Parent's Knowledge, except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the DGCL and the HSR Act, Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement, or the consummation of the Merger.

     4.7 NO VOTE REQUIRED. No vote of Parent's stockholders is necessary to adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement, or to issue the Parent Common Stock to be issued in the Merger.

     4.8 OWNERSHIP OF MERGER SUB; NO PRIOR ACTIVITIES. Merger Sub is a newly formed corporation that has conducted no business activity and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. Parent has no present plan or intention to cause the Company to sell or otherwise dispose of any of its assets or any assets of Merger Sub acquired in the Merger, except for dispositions in the ordinary course of business or transfers described in
Section 368(a)(2)(C) of the Code. Prior to the Merger, Parent will be in control of Merger Sub within the meaning of Section 368(c) of the Code. Merger Sub has no plan or intention to issue additional shares of its stock that would result in Parent losing control of Merger Sub within the meaning of Section 368(c) of the Code. Parent has no plan or intention to liquidate Merger Sub; to merge Merger Sub with or into another corporation or other entity; or to sell or otherwise dispose of stock of Merger Sub except for transfers of stock permitted by Treas. Reg. ss.1.368-2(k). Following the Merger, Company will continue its historic business or use a significant portion of its historic business assets in a business. Parent is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

5.   CERTAIN COVENANTS OF THE PARTIES

     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time (except as otherwise provided herein), the parties hereto agree (except to the extent that the other parties hereto shall otherwise consent in writing) that:

     5.1 PARENT IN CONTROL OF OPERATIONS. It is the intention of the parties that, from and after the date of this Agreement and until this Agreement is terminated, Parent shall be in control of the Company's operations in all material respects. The Company shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with key customers, suppliers, distributors, licensors, licensees and others having business dealings with it so that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. The Company shall promptly notify Parent of any event or occurrence not in the ordinary course of business of the Company, and any event of which the Company is aware which reasonably would be expected to have a Material Adverse Effect on the Company (even if the likelihood of such event has previously been disclosed in the Company Disclosure Schedule). Except as expressly contemplated by this Agreement or disclosed in the Company Disclosure Schedule, and in furtherance of the foregoing, the Company shall not, without the prior written consent of Parent:

          (A) except pursuant to mandatory terms under options outstanding on the date hereof, accelerate, amend or change the period of exercisability of such options, or authorize cash payments in exchange for any such options or warrants;

          (B) enter into any commitment or transaction not in the ordinary course of business to be performed over a period longer than six months in duration, or to make any capital expenditure in excess of $1,000;

          (C) grant any severance or termination pay to any director, officer, employee or consultant;

          (D) transfer to any person or entity any rights to any of the Company's Proprietary Assets;

          (E) enter into or amend any agreements pursuant to which any other party is granted manufacturing, marketing, distribution or other similar rights of any type or scope with respect to any products of the Company unless such agreement is entered into in the ordinary course of business and at least two
(2) days prior written notice has been delivered to Parent;

          (F) violate, amend or otherwise modify the terms of any of the Company's Material Contracts or Governmental Authorizations;

          (G) commence a lawsuit other than for the routine collection of bills or for breach of this Agreement;

          (H) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

          (I) issue, deliver or sell, authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating the Company to issue any such shares or other convertible securities, other than upon the exercise of employee stock options outstanding on the date hereof;

          (J) cause or permit any amendments to its certificate of incorporation or bylaws;

          (K) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

          (L) sell, lease, license or otherwise dispose of any of the Company's properties or assets unless such sale, lease, license or disposition is in the ordinary course of business and consistent with past practice, and at least two
(2) days prior written notice has been delivered to Parent;

          (M) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

          (N) adopt or amend any employee benefit plans, programs, policies or other arrangements, or enter into any employment contract, pay any special bonus or special remuneration to any director, employee or consultant, or increase the salaries or wage rates of its employees;

          (O) revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;

          (P) pay, discharge or satisfy in an amount in excess of $10,000 in any one case any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction of obligations in the ordinary course of business and (ii) a one time payment in an amount of $111,000 to the Principal Shareholder and the discharge of the obligations of the Principal Shareholder set forth in Part 2.8(b)(1) of the Company Disclosure Schedule as consideration for the waiver and release granted by the Principal Shareholder pursuant to Section 6.12;

          (Q) make or change any tax election, adopt or change any tax accounting method, or enter into any closing agreement, settle any tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, except that the Company may obtain an extension of time to file its 1999 tax returns;

          (R) engage in any activities or transactions that are outside the ordinary course of its business;

          (S) waive or commit to waive any rights with a value in excess of $1,000;

          (T) cancel, materially amend or renew any insurance policy other than in the ordinary course of business;

          (U) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof; or

          (V) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (u) above.

     5.2 REGISTRATION STATEMENT.

          (A) As soon as possible after the Closing Date, but no later than May 31, 2000, Parent shall file with the SEC a Registration Statement on Form S-3 (each, a "REGISTRATION Statement") registering the resale of 271,186 shares of Parent Common Stock issued (or issuable) to the Company shareholders at the Closing. Parent shall use all commercially reasonable efforts to cause such Registration Statement to become effective as soon as practicable thereafter. The Principal Shareholder agrees to provide to Parent all information reasonably required by Parent, and otherwise to cooperate in good faith with Parent, in the preparation of such Registration Statement. Parent will use commercially reasonable efforts to amend the Registration Statement to cover the resale thereunder of (i) an additional 271,186 shares on or prior to August 15, 2000, (ii) the balance of the shares of Parent Common Stock issued (or issuable) to the Company Shareholders at the Closing less any Escrow Shares then held in the Escrow Fund on or prior to December 31, 2000 and (iii) upon the release of any Escrow Shares still held in the Escrow Fund as of December 31, 2000, as soon as practicable after such release. Promptly after the release of shares of Parent Common Stock from the escrow, Parent shall use all commercially reasonable efforts to amend the Registration Statement to cover the resale of such shares.

          (B) Parent shall use its reasonable efforts to cause the Registration Statement to remain effective until the earliest of (i) the date upon which all shares covered by such Registration Statement have been sold to the public pursuant to such Registration Statement, (ii) one year after the effective date of the final amendment to the Registration Statement described in paragraph (a) above and (iii) the date on which all of the shares covered by such Registration Statement may be sold in any 3-month period pursuant to Rule 144.

          (C) Parent shall not be obligated to effect a registration pursuant to Section 5.2(a) and may suspend the Company shareholders' rights to make sales pursuant to an effective registration pursuant to Section 5.2(a), at any time when Parent, in the good faith judgment of its Board of Directors, reasonably believes that the filing thereof at the time requested, or the offering of securities pursuant thereto, would (i) materially and adversely affect a pending or proposed acquisition, merger, recapitalization, consolidation, reorganization or similar transaction, or negotiations, discussions or pending proposals related thereto, or (ii) be seriously detrimental to Parent and its shareholders, in which event (under clause (i) or (ii) above) Parent's sole relief from its registration obligations is the right to defer filing of such Registration Statement (or to suspend the Company shareholder's rights to make sales pursuant to such

Registration Statement if it is already effective) for a period of not more than 60 days; provided, however, that Parent shall not utilize the right described in this Section 5.2(c) more than twice.

          (D) The Principal Shareholder and each other shareholder agrees that, for so long as he or she is an employee of the Company and, with respect to the Principal Shareholder, for a period of one year after he is no longer an employee of the Company, if so requested by Parent and the underwriter's representative (if any) and if so requested by Parent and the underwriter's representative from all employees of Parent, the Principal Shareholder and such other shareholders shall not sell or otherwise transfer any registrable securities or other securities of Parent (other than those then eligible for re-sale under a Registration Statement) during the one hundred eighty (180) day period following the effective date of a registration statement of the Parent filed under the Securities Act for an underwritten offering by the Parent of Parent Common Stock.

     5.3 EXCLUSIVITY; ACQUISITION PROPOSALS. Unless and until this Agreement shall have been terminated by either party pursuant to Section 9.1 hereof, the Company shall not, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any person relating to (i) any acquisition or purchase of all or substantially all of the assets of, or any equity interest in, the Company or any merger, consolidation, business combination or similar transaction with the Company, or (ii) any other material transaction incompatible with the Merger (including, without limitation, a joint venture or other similar transaction), or (b) participate in any discussions or negotiations regarding, furnish to any other person any confidential information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

     5.4 EMPLOYEE MATTERS. Parent shall offer to all employees of the Company as of the Closing Date who are also employees of the Company immediately prior to the Effective Time employment by the Parent after the Effective Time, and each such offer shall (i) include a compensation package in accordance with Parent's compensation policy, (ii) to the extent permitted by Parent's employee benefit programs, enable such eligible employee to participate in Parent's employee benefit programs and other individual benefits as outlined in each employee's individual offer, such as life insurance, Parent's 401(k) plan and Parent's Employee Stock Purchase Plan ("PARENT PLANS"), and (iii) be in the form of an individual offer letter prepared in accordance with Parent's customary form (such letter to confirm such employee's initial position, compensation, location and reporting relationship). Parent agrees that for purposes of all Parent Plans (including all policies and employee fringe benefit programs) under which an employee's benefit depends in whole or in part on length of service, credit will be given to such employee for service previously credited with the Company prior to the Effective Time; provided, that such crediting of services does not result in duplication of benefits. Such persons, if they accept such employment, shall be "at will" employees and may be terminated by Parent for any reason or for no reason. The Company represents that it has taken all steps necessary to terminate its 401(k) plan prior to the Effective Time.

     5.5 CONSENTS. Each of Parent and the Company shall promptly apply for or otherwise seek, and use its commercially reasonable efforts to obtain (and the Company will assist Parent and Merger Sub in obtaining), all consents and approvals required to be obtained by it for the consummation of the Merger. The Company shall use its best efforts to obtain approval of its shareholders of the Merger and to obtain all necessary consents, waivers and approvals under any of the Company's Contracts and Permits in connection with the Merger, except such consents and approvals as Parent and the Company mutually agree the Company shall not seek to obtain.

     5.6 LEGAL CONDITIONS TO THE MERGER. The Company shall take all reasonable actions (a) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (b) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (c) to effect all necessary registrations and filings and submissions of information requested by any governmental entity, and (d) to fulfill all conditions to this Agreement.

     5.7 NASDAQ LISTING. Parent shall use its best efforts to have the shares of Parent Common Stock issuable to the shareholders of the Company pursuant to the Agreement and such other shares required to be reserved for issuance in connection with the Merger authorized for listing on Nasdaq upon official notice of issuance.

     5.8 PUBLIC ANNOUNCEMENTS. Each party will consult in advance with the other concerning the timing and content of any announcements, press releases and public statements concerning the Merger and will not make any such announcement, release or statement without the other's prior written consent; provided, however, that Parent may make any public statement concerning the Merger without the Company's prior written consent if, in the opinion of counsel for Parent, such statement or announcement is required to comply with applicable law and Parent has provided to the Company a copy of any such written statement or announcement that it proposes to make before making such announcement and reasonably considers requests for changes made by the Company.

6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

     6.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by the Company and the Principal Shareholder in this Agreement, the Escrow Agreement, the Investment Representation Letter and the Principal Shareholder's Closing Certificate shall be accurate in all material respects as of the Closing Date as if made at the Closing Date (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties).

     6.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Company and the Principal Shareholder are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     6.3 SHAREHOLDER APPROVAL. The principal terms of the Merger shall have been duly approved by the affirmative vote of 100% of the shares of Company Common Stock outstanding immediately prior to the Effective Time.

     6.4 CONSENTS. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement, including those identified in Part 2.24 of the Company Disclosure Schedule, shall have been obtained and shall be in full force and effect.

     6.5 AGREEMENTS AND DOCUMENTS. Parent (and, where applicable, the Company) shall have received the following agreements and documents, each of which shall be in full force and effect:

          (A) letters setting forth offers of employment with the Company, executed by Parent and Robert van der Hooning and each of the employees set forth on Schedule 6.5(a);

          (B) a Release, Consent and Appointment of Shareholder Representative in the form of Exhibit D, executed by each of the Company's shareholders;

          (C) Investment Representation Letters in the form of Exhibit E, executed by each of the Company's shareholders;

          (D) Nondisclosure and Noncompetition agreements, executed by all current employees of the Company, and by all current consultants and independent contractors to the Company, in the form of Exhibit F;

          (E) a legal opinion of Hopkins & Sutter, dated as of the Closing Date, in form and substance satisfactory to Parent;

          (F) a certificate executed by the Principal Shareholder containing the representation and warranty of the Principal Shareholder that each of the conditions set forth in Sections 6.1, 6.2, 6.3 and 6.4, and to the best of his Knowledge, Sections 6.8 and 6.9 have been duly satisfied (the "PRINCIPAL SHAREHOLDER'S CLOSING CERTIFICATE");

          (G) written resignations of all directors of the Company, effective as of the Effective Time;

          (H) written resignations of the employees set forth on Schedule 6.8(h) together with severance agreements in form and substance satisfactory to Parent and duly executed by each such employee;

          (I) a copy, duly and validly executed by the Company and all applicable divisions of Chase Manhattan Bank ("CHASE"), of a services agreement that supercedes all prior services agreements between the Company and Chase, and that is otherwise in form and substance (including, without limitation, the scope of required services, the payment schedule and the revenue recognition therefore) satisfactory to Parent (the "CHASE CONTRACT");

          (J) an Escrow Agreement in the form of Exhibit G, executed by the parties thereto;

          (K) written consent of the shareholders of the Company approving the principal terms of the Merger and other transactions contemplated by this Agreement and other agreements prepared in connection with the Merger, certified by the Secretary of the Company;

          (L) a letter from the Principal Shareholder, dated as of the Closing Date and addressed to Parent and Merger Sub, in form and substance satisfactory to Parent and Merger Sub, confirming that the Principal Shareholder does not meet the "size of person" threshold required under Section 7a(a)(2)(B) of the Clayton Act;

          (M) a certificate of the Secretary of the State of Delaware as of the Closing Date as to the legal existence and good standing of the Company in Delaware as of the Closing Date; and

          (N) a certificate of the treasurer of the Company certifying as to the payment of Taxes in Delaware.

     6.6 FIRPTA COMPLIANCE. The Company shall have delivered to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall have delivered to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

     6.7 LISTING. Arrangements satisfactory to Parent shall have been made for the shares of Parent Common Stock to be issued in the Merger to be authorized for listing on Nasdaq, subject to notice of issuance.

     6.8 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, no action for any such order or injunction shall have been commenced and not decided by the applicable court or dismissed, no action for damages against Parent, the Company or the Surviving Corporation with respect to the transactions contemplated by this Agreement shall have been commenced and not dismissed, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     6.9 NO LEGAL PROCEEDINGS. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

     6.10 EMPLOYEES. Each of Robert van der Hooning and the employees listed on
Schedule 6.5 shall have agreed to become employees of Parent on terms acceptable to Parent.

     6.11 REGULATORY APPROVALS. The Company and Parent shall have filed all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and submitted promptly any additional information requested by any such Governmental Body. Each of the Company and

Parent shall (1) have given the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) kept the other party informed as to the status of any such Legal Proceeding, and (3) promptly informed the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger.

     6.12 WAIVER AND RELEASE BY PRINCIPAL SHAREHOLDER. The Principal Shareholder shall have (i) waived all obligations of the Company in respect of the indebtedness of the Company owed to the Principal Shareholder or such other Related Party as set forth in Part 2.19 of the Company Disclosure Schedule and
(ii) transferred to the Company and released all of his rights, title to and interest in the assets described in Part 2.7 of the Company Disclosure Schedule pursuant to an agreement satisfactory to Parent.

7.   REGULATORY APPROVALS. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

     The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

     7.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the Closing Date as if made at the Closing Date (without giving effect to any materiality or similar qualifications contained in such representations and warranties).

     7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     7.3 DOCUMENTS. The Company shall have received the following documents:

          (A) a legal opinion of Bingham Dana LLP, dated as of the Closing Date, in form and substance satisfactory to the Company; and

          (B) certificates executed by Parent and Merger Sub containing the representation and warranty of each such party that the conditions set forth in Sections 7.1 and 7.2 and to the best of their Knowledge, Section 7.4 have been duly satisfied (the "PARENT'S CLOSING CERTIFIcATE").

     7.4 LISTING. Arrangements satisfactory to the Company shall have been made for the shares of Parent Common Stock to be issued in the Merger to be authorized for listing on Nasdaq, subject to notice of issuance.

     7.5 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     7.6 REGULATORY APPROVALS. The Company and Parent shall have filed all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and submitted promptly any additional information requested by any such Governmental Body. Each of the Company and Parent shall (1) have given the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) kept the other party informed as to the status of any such Legal Proceeding, and (3) promptly informed the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger.

8.   INDEMNIFICATION, ETC.

     8.1 SURVIVAL OF REPRESENTATIONS, ETC.

          (A) The representations and warranties made by the Company and the Principal Shareholder in Sections 2 and 3 shall survive the Closing and shall expire at 5:00 p.m. Eastern time on the Release Date. Notwithstanding the foregoing, if, at any time prior to such Release Date any Indemnitee (acting in good faith) delivers to the Shareholder Representative (as defined below) a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company or the Principal Shareholder (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 8.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive such Release Date, until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

          (B) The representations, warranties, covenants and obligations of the Company and the Principal Shareholder, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, any of the Indemnitees or any of their Representatives.

          (C) For purposes of this Agreement, each statement or other item of information set forth in the Company Disclosure Schedule or in any update to the Company Disclosure Schedule shall be deemed to be a representation and warranty, or a qualification of a representation and warranty, made by the Company or the Principal Shareholder, as the case may be, in this Agreement.

     8.2 INDEMNIFICATION BY PRINCIPAL SHAREHOLDER.

          (A) From and after the Effective Time (but subject to Section
8.1(a)), the Principal Shareholder (on his own behalf and on behalf of his heirs, successors and assigns, the "INDEMNITOR") shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 or in the Principal Shareholder's Closing Certificate (without giving effect, in any such case, to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, but giving effect to any update to the Company Disclosure Schedule delivered by the Company to Parent prior to the Closing); (ii) any breach of any covenant or obligation of the Company or the Principal Shareholder (including the covenants set forth in Section 5); (iii) any (A) claims by the Indemnitor's spouse arising out of the transactions contemplated by this Agreement, (B) failure of the Principal Shareholder to have good, valid and marketable title to the issued and outstanding Company Common Stock purported to be held by the Principal Shareholder, free and clear of all liens, claims, pledges or charges of any nature, (C) claim by any stockholder or former stockholder of the Company, or any other person, seeking to assert or based upon (1) ownership or rights to ownership of any shares of capital stock of the Company, (2) any rights of a stockholder of the Company (other than the rights to receive the Parent Common Stock issuable to such person in respect of such person's Company Common Stock disclosed hereunder by the Company on or prior to the date hereof, and rights to have Company Options disclosed hereunder by the Company on or prior to the date hereof assumed by Parent as contemplated by Section 1.6), including any voting rights, rights to notice or preemptive rights, or (3) any rights under the Certificate of Incorporation or By-laws of the Company, (D) any claim by any Affiliate of the Principal Shareholder (other than those liabilities set forth in the Company Disclosure Schedules) or (E) any claims by Chase in respect of any services performed, products delivered or contractual relationships existing prior to the Closing Date (other than the exercise by Chase of its rights to refuse to accept the products and applications delivered under the Chase Contract pursuant to the acceptance provisions of the Services Schedule); or (iv) any Legal Proceeding relating to any inaccuracy or breach or claim of the type referred to in clause "(i)," "(ii)" or "(iii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 8).

          (B) The Indemnitor acknowledges and agrees that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

     8.3 NO CONTRIBUTION. The Indemnitor hereby waives, and acknowledges and agrees that it shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement or the Principal Shareholder's Closing Certificate.

     8.4 MATTERS INVOLVING THIRD PARTIES.

          (A) If any third party shall notify any Indemnitee about any matter (a "THIRD PARTY Claim") that may give rise to a claim for indemnification against the Indemnitor under this Section 8, then the Indemnitee shall promptly notify the Shareholder Representative in writing, provided, however, that no delay on the part of any Indemnitee in notifying the Shareholder Representative shall relieve the Indemnitors from any obligation hereunder unless (and then solely to the extent) the Indemnitor is prejudiced by the delay.

          (B) The Shareholder Representative will have the right to defend the Indemnitee against the Third Party Claim (other than a Third Party Claim in respect of a breach of any representation or warranty under Section 2.9) with counsel of its choice reasonably satisfactory to the Indemnitee so long as (i) the Shareholder Representative notifies the Indemnitee in writing within 15 days after Indemnitee has given notice of the Third Party Claim that the Indemnitor will indemnify the Indemnitee from and against the entirety of any Damages the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iii) the Indemnitor conducts the defense of the Third Party Claim actively and diligently.

          (C) So long as Parent reasonably believes the Indemnitor is conducting the defense of the Third Party Claim in accordance with Section 8.4(b) above, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim and
(ii) the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Shareholder Representative (which consent shall not be unreasonably withheld).

          (D) If the Indemnitor is not actively and diligently conducting the defense of the Third Party Claim, or in the case of any Third Party Claim in respect of a breach of any representation or warranty under Section 2.9, then
(i) the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may deem reasonable (and the Indemnitee need not consult with, or obtain any consent from, the Shareholder Representative or the Indemnitor in connection therewith), (ii) the Indemnitor will reimburse the Indemnitee promptly and periodically for the costs of defending against the Third Party Claim (including attorney's fees and expenses) and (iii) the Indemnitor will remain responsible for any Damages the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

     8.5 LIMITATIONS ON INDEMNIFICATION. Notwithstanding anything herein to the contrary:

          (A) Except as set forth in this Section 8.5, the Indemnitees shall not assert any claim for indemnification against the Indemnitor until such time as, and only to the extent that, the aggregate of all claims that the Indemnitees may have against the Indemnitor shall exceed $100,000.

          (B) The aggregate amount of all indemnification payments made pursuant to this Section 8 arising out of claims described in Section 8.2(a)(i) or (ii) (other than payments made pursuant to this Section 8 arising out of claims for intentional misrepresentation, intentional misconduct or fraud) shall not exceed an amount equal to 15% of the total consideration actually received by the Indemnitor and the other shareholders pursuant to this Agreement (valued at the time of receipt thereof).

          (C) The aggregate amount of all indemnification payments made pursuant to this Section 8 shall not exceed 100% of the total consideration actually received by the Indemnitor pursuant to this Agreement (valued at the time of receipt thereof).

          (D) The limitations contained in Section 8.5(a) shall not apply to any indemnification claims arising out of (i) any intentional misrepresentation, intentional misconduct or fraud, (ii) any breach of the covenants set forth herein prior to termination if this Agreement is terminated pursuant to Section 9 or (iii) any claims described in Section 8.2(a)(iii) (other than Section 8.2(a)(iii)(F)).

     8.6 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN PARENT. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

     8.7 ESCROW ARRANGEMENTS. On the Closing Date, Parent, the Company, the Shareholder Representative and State Street Bank and Trust Company as escrow agent will enter into an Escrow Agreement in the form attached hereto as Exhibit G (the "ESCROW AGREEMENT"). Upon the Effective Time, 328,710 shares of Parent Common Stock (the "ESCROW SHARES") will be deposited in an escrow fund (the "ESCROW FUND") to be established and maintained in accordance with the Escrow Agreement to secure (i) the indemnification obligations set forth in
Section 8 hereof and (ii) certain post-Closing adjustments set forth in the Escrow Agreement to the total consideration issuable by Parent in the Merger. The Escrow Shares shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

     8.8 SHAREHOLDER REPRESENTATIVE.

          (A) Robert van der Hooning shall be constituted and appointed as agent ("SHAREHOLDER REPRESENTATIVE") for and on behalf of the Company shareholders (pursuant to the Instrument of Release, Consent and Appointment of Shareholder Representative) to be signed by each such shareholder as contemplated by Section 6.5(b) hereof) to give and receive notices and communications, to agree to, negotiate, and enter into, on behalf of all shareholders, amendments, consents and waivers under this Agreement (including
Section 5.2 hereof) and the Escrow Agreement, to enter into and administer, on behalf of the Company shareholders, the Escrow Agreement, to authorize delivery to Parent of the Parent Common Stock or other property from the Escrow Fund in accordance with the Escrow Agreement, and to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Company shareholders from time to time upon not less than 10 days' prior written notice to Parent. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall receive no compensation for his services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from each of the Company shareholders.

          (B) The Shareholder Representative shall not be liable for any act done or omitted hereunder or under the Escrow Agreement as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company shareholders shall severally indemnify the Shareholder Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

          (C) The Shareholder Representative shall have reasonable access to information about the Company and the reasonable assistance of the Company's and Parent's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Shareholder Representative shall treat confidentially and not disclose any nonpublic information from or about the Company or Parent to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

     8.9 ACTIONS OF THE SHAREHOLDER REPRESENTATIVE. A decision, act, consent or instruction of the Shareholder Representative in respect of any action under this Agreement or the Escrow Agreement shall constitute a decision of all Company shareholders and the Indemnitor and shall be final, binding and conclusive upon each such Company shareholder and the Indemnitor and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Shareholder Representative hereunder or under the Escrow Agreement as being the decision, act, consent or instruction of each and every such Company shareholder and the Indemnitor. The Escrow Agent and Parent are hereby relieved from any liability to any Person (including any Company shareholder or the Indemnitor) for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

9.   TERMINATION

     9.1 TERMINATION.

          (A) This Agreement may be terminated at any time prior to the Effective Time:

               (I) by mutual agreement of the Boards of Directors of Parent and the Company;

               (II) by Parent (provided Parent is not otherwise in breach), if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company which is material and which the Company fails to cure within five business days after notice thereof is given by Parent (except that no cure period shall be provided for a breach by the Company which by its nature cannot be cured);

               (III) by the Company (provided the Company is not otherwise in breach), if there has been a breach by Parent or Sub of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent or Sub which is material and which Parent or Sub, as the case may be, fails to cure within five business days after notice thereof is given by the Company (except that no cure period shall be provided for a breach by Parent or Sub which by its nature cannot be cured); or

               (IV) by Parent or the Company, if the Closing shall not have occurred before 5:00 p.m. (New York time) on March 31, 2000, provided that no party that is then in breach of this Agreement may terminate this Agreement under this clause (iv).

          (B) Where action is taken to terminate this Agreement pursuant to this Section 9.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action.

     9.2 If either Parent or the Company terminates this Agreement pursuant to this Section 9.1, all obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party for breach by such party of one of its covenants under this Agreement prior to termination), provided that the agreements contained in
Section 10.2 and 10.6 hereof shall survive. Notwithstanding the foregoing, in the event of the termination of this Agreement prior to the Closing, no party may sue or assert any claim against any other party based upon a breach of such other party's representations contained herein unless such breach involves one or more intentional misrepresentations or fraud.

10.  MISCELLANEOUS PROVISIONS

     10.1 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     10.2 FEES AND EXPENSES. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, (d) the consummation of the Merger, and (e) the filing of any required premerger notification and report forms relating to the Merger under the HSR Act; provided, however, that any fees, costs and expenses (including legal fees and accounting fees) incurred by the Company in excess of $100,000 shall reduce the amount of Parent Common Stock issued in the Merger on a dollar-for-dollar basis valuing each share of Parent Common Stock at the average of the closing bid prices for shares of Parent Common Stock, as reported on the Nasdaq National Market, over the period of ten (10) trading days ending three days prior to the Closing Date. The exact out-of-pocket expenses incurred by the Company as described above shall be determined and fixed on or prior to the Closing Date.

     10.3 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     10.4 DISCLOSURE SCHEDULE. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in the applicable section of this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section of the Agreement, and shall not be deemed to relate to or to qualify any other representation or warranty.

     10.5 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

     if to Parent:                Exchange Applications, Inc.
                                  89 South Street
                                  Boston, MA  02111
                                  Attention:  Andrew Frawley
                                  Facsimile:  (617) 443-9143

                                  with a copy to:  Bingham Dana LLP
                                  150 Federal Street
                                  Boston, Massachusetts  02110

                                  Attention:  Neil W. Townsend, Esq.
                                  Facsimile:  (617) 951-8866
     if to Merger Sub:            KSP Acquisition Corp.
                                  c/o Exchange Applications, Inc.
                                  89 South Street
                                  Boston, MA  02111
                                  Attention:  Andrew Frawley
                                  Facsimile:  (617) 443-9143

                                  with a copy to:  Bingham Dana LLP
                                  150 Federal Street
                                  Boston, Massachusetts  02110

                                  Attention:  Neil W. Townsend, Esq.
                                  Facsimile:  (617) 951-8866

     if to the Company or, the    Knowledge Stream Partners, Inc.
     Principal Shareholder:       403 Green Bay Road
                                  Second Floor
                                  Winnetka, Illinois  60093
                                  Attention: Robert van der Hooning
                                  Facsimile: (847) 441-9345

     with a copy to:              Hopkins & Sutter
                                  Three First National Plaza
                                  Suite 4100
                                  Chicago Illinois  60602
                                  Attention: Bennett Epstein, Esq.
                                  Facsimile: (312) 558-5193

     10.6 CONFIDENTIALITY. Without limiting the generality of anything contained in this Agreement, on and at all times after the Closing Date, the Principal Shareholder shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Person's possession that relates to the business of the Company or Parent.

     10.7 TIME OF THE ESSENCE. Time is of the essence of this Agreement.

     10.8 HEADINGS. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     10.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     10.10 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the Commonwealth of Massachusetts (without giving effect to principles of conflicts of laws).

     10.11 COOPERATION. The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

     10.12 LIABILITY. Notwithstanding anything to the contrary in this Agreement or any of the agreements attached hereto as exhibits (collectively, the "MERGER AGREEMENTS"), the parties hereto agree that no officer, director, stockholder or shareholder of any of the parties hereto shall be personally liable with respect to any of the Merger Agreements or any of the transactions contemplated thereby, other than with respect to their personal obligations under the Merger Agreements.

     10.13 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Principal Shareholder and its respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company's shareholders (to the extent set forth in Section 1.5, 5.2 and 8); the holders of assumed Company Options (to the extent set forth in Section 1.6); Parent; Merger Sub; the other Indemnitees (subject to Section 8); and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 8), in whole or in part, to any subsidiary or successor without obtaining the consent or approval of any other party hereto or of any other Person.

     10.14 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

     10.15 WAIVER.

          (A) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (B) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     10.16 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Company, Parent, Merger Sub and the Shareholder Representative.

     10.17 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     10.18 PARTIES IN INTEREST. Except for the provisions of Sections 1.5, 1.6,
5.2 and 8, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     10.19 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Non-Disclosure Agreement between Parent and the Company dated as of December 22, 1999 shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Non-Disclosure Agreement is terminated in accordance with its terms.

     10.20 CONSTRUCTION.

          (A) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (B) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (C) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (D) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

     The parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                  EXCHANGE APPLICATIONS, INC.,
                                  a Delaware corporation

                                  By:________________________________

                                  Printed Name:______________________

                                  Title:_____________________________


                                  KSP ACQUISITION CORP.,
                                  a Delaware corporation

                                  By:________________________________

                                  Printed Name:______________________

                                  Title:_____________________________


                                  KNOWLEDGE STREAM PARTNERS, INC.
                                  a Delaware corporation

                                  By:________________________________

                                  Printed Name:______________________

                                  Title:_____________________________


                                  ROBERT VAN DER HOONING


                                  ------------------------------------
                                  Shares of Company Common
                                  Stock Held:  865,862

                                   EXHIBIT A

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     "ACQUISITION PROPOSAL" means any offer or proposal (other than an offer or proposal by Parent) contemplating or otherwise relating to any Acquisition Transaction.

     "ACQUISITION TRANSACTION" means any transaction involving:

          (A) the sale, license, disposition or acquisition of all or a material portion of the Company's business or assets;

          (B) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than common stock issued to employees of the Company, upon exercise of Company Options or otherwise, in routine transactions in accordance with the Company's past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than stock options granted to employees of the Company in routine transactions in accordance with the Company's past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

          (C) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

     "AGREEMENT" means the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Company Disclosure Schedule), as it may be amended from time to time.

     "COMPANY CONTRACT" means any Contract: (a) to which the Company is a party; (b) by which the Company or any asset of the Company is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

     "COMPANY PROPRIETARY ASSET" means any Proprietary Asset owned by, licensed to, or otherwise used by, the Company.

     "CONSENT" means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     "CONTRACT" means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     "CONTROL" (including the term "controlled by") means the possession, directly or indirectly or as trustee or executor, of the power to direct or change the direction of the management policies of a person or Entity, whether through the ownership of stock, a trustee or execution, by contract or credit arrangement or otherwise.

     "DAMAGES" means any loss, damage, injury, decline in value, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

     "ENCUMBRANCE" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     "ENTITY" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     "ENVIRONMENTAL LAW" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "GOVERNMENTAL AUTHORIZATION" means any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     "GOVERNMENTAL BODY" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;
(b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     "GOVERNMENT CONTRACT" means any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "INDEMNITEES" means the following Persons: (a) Parent; (b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the shareholders of the Company shall not be deemed to be "Indemnitees."

     KNOWLEDGE. An individual will be deemed to have "KNOWLEDGE" of a particular fact or other matter if:

          (A) Such individual is actually aware of such fact or other matter;
or

          (B) A prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

     A person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

     "LEGAL PROCEEDING" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     MATERIAL ADVERSE EFFECT. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "MATERIAL ADVERSE EFFECT" on the Company if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations, prospects or financial performance of the Company,
(ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, or (iii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "MATERIAL ADVERSE EFFECT" on Parent if such event, violation, inaccuracy, circumstance or other matter

(considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of Parent and its subsidiaries taken as a whole.

     "MATERIALS OF ENVIRONMENTAL CONCERN" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

     "NASDAQ" means the Nasdaq National Market.

     "PERSON" means any individual, Entity or Governmental Body.

     "PROPRIETARY ASSET" means any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program (in source and executable form), algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset in any jurisdiction in the world; or (b) right to use or exploit any of the foregoing in any jurisdiction in the world.

     "RELATED PARTY" means each of the following (i) the Principal Shareholder;
(ii) each individual who is, or who has at any time since the Measurement Date has been, an officer of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and
(iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

     "RELEASE DATE" means the date which is six (6) months from the Effective Time.

     "REPRESENTATIVES" means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     "SEC" means the United States Securities and Exchange Commission.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     SUBSIDIARY. An entity shall be deemed to be a "SUBSIDIARY" of another Person if such Person directly or indirectly owns, beneficially or of record, an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at leased a majority of the members of such Entity's board of directors or other governing body.

     "TAX" means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     "TAX RETURN" means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

LIST OF EXHIBITS

Exhibit A      Certain Definitions

Exhibit B      Certificate of Incorporation of the Company

Exhibit C      Directors and Officers of the Surviving Corporation

Exhibit D      Form of Release, Consent and Appointment of Shareholder
               Representative

Exhibit E      Form of Investment Representation Letter

Exhibit F      Form of Nondisclosure and Noncompetition Agreement

Exhibit G      Escrow Agreement

SCHEDULES

Company Disclosure Schedule

Schedule 6.5(a)-Employees Signing Employee Offer Letters

Schedule 6.5(h)-Employees Signing Resignation Letters and Severance Agreement.

                                                                       Exhibit G


                                ESCROW AGREEMENT

     This Escrow Agreement is made as of March 31, 2000, by and among State Street Bank and Trust Company ("ESCROW AGENT"), Exchange Applications, Inc. ("PARENT") and Mr. Robert van der Hooning as agent (the "SHAREHOLDER REPRESENTATIVE") for the former shareholders (the "SHAREHOLDERS") of Knowledge Stream Partners, Inc., a Delaware corporation ("COMPANY"). Terms not otherwise defined herein shall have the meaning set forth in the Merger Agreement (as defined below). Notwithstanding the foregoing, the use of such defined terms incorporated by reference to the Merger Agreement is solely for the convenience of the Parent and the Shareholder Representative and the Escrow Agent may rely on the use of such defined terms in any communication received by it.

                                   WITNESSETH

     WHEREAS, Parent, Company, the Principal Shareholder, and KSP Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("MERGER SUB"), have entered into an Agreement and Plan of Merger and Reorganization (the "MERGER AGREEMENT"), dated as of March 20, 2000, providing for the merger of Merger Sub with and into Company (the "MERGER");

     WHEREAS, the parties intend to establish an Escrow Fund (as defined below)
(i) to compensate Parent for certain Damages it may incur by reason of a breach of the representations, warranties or covenants of Shareholder Representative and Company contained in the Merger Agreement and (ii) to secure certain post-Closing adjustment obligations on the terms and conditions set forth herein; and

     WHEREAS, the parties hereto desire to set forth further terms and conditions in addition to those set forth in the Merger Agreement relating to the operation of the Escrow Fund.

     NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained herein, and intending to be legally bound, hereby agree as follows:

     1. Escrow Shares and Escrow Fund. As soon as practicable after the Effective Time, 328,710 shares of Parent Common Stock (the "ESCROW SHARES") shall be registered in the name of Embassy & Co., the Escrow Agent's nominee, and shall be deposited with the Escrow Agent, such deposit to constitute the "ESCROW FUND" and to be governed by the terms set forth herein. The Escrow Agent shall have no responsibility for the genuineness, validity, market value, title or sufficiency for any intended purpose of the Escrow Shares.

     The Shareholder Representative represents and warrants to the Escrow Agent that he has the irrevocable right, power and authority (i) to enter into and perform this Escrow

Agreement and bind all of the Shareholders to its terms, (ii) to give and receive directions and notices hereunder, and (iii) to make all determinations that may be required or that he deems appropriate under this Escrow Agreement.

     Until notified in writing by the Shareholder Representative that he has resigned or by a majority in interest of the Shareholders that he has been removed, the Escrow Agent may act upon the directions, instructions and notices of the Shareholder Representative named above and, thereafter, upon the directions, instructions and notices of any successor named in a writing executed by a majority-in-interest of the Shareholders filed with the Escrow Agent.

     2. Indemnification. 123,266 Escrow Shares, initially, and all dividends or other distributions thereon thereafter, (as from time to time reduced by the use of any such Escrow Shares or other property to satisfy claims for Damages pursuant to Section 6, the "Indemnification Portion") shall be available to Parent to satisfy a portion or all claims for indemnification pursuant to
Section 8.2 of the Merger Agreement, as provided in Section 6 hereof. Parent and Company each acknowledge that such Damages, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the total number of shares Parent would have agreed to issue in connection with the Merger. Nothing herein shall limit the liability (i) of Company for any breach of any representation, warranty or covenant if the Merger does not close, (ii) of the Principal Shareholder in connection with any indemnification claim, or (iii) of any rights of Parent to seek indemnification under Section 8 of the Merger Agreement.

     3. Post-Closing Adjustments. 205,444 Escrow Shares and all dividends or other distributions thereon shall be disbursed to Parent or the Shareholder Representative or both, as the case may be, upon the determination of whether certain performance tests are satisfied. These disbursements are intended to constitute a purchase price adjustment in respect of the Merger. The nature of the performance tests and the procedure for making such determination for each such test are set forth in Section 7 and Schedule I hereto.

     4. Rights and Obligations of the Parties. The Escrow Agent shall be entitled to such rights and shall perform such duties of the escrow agent as set forth herein, in accordance with the terms and conditions of this Escrow Agreement. The Escrow Agent will have no duty to invest any escrowed property. Parent and Shareholder Representative shall be entitled to their respective rights and shall perform their respective duties and obligations as set forth herein, in accordance with the terms hereof. In the event that the terms of this Escrow Agreement conflict in any way with the provisions of the Merger Agreement, solely as between the Shareholder Representative and Parent, the Merger Agreement shall control.

     5. Escrow Period. The Escrow Period shall terminate on the day Parent shall release publicly its audited financial statements for the year ending December 31, 2000 (i.e., the day Parent files with the SEC its annual report on Form 10-K for such fiscal year) such day to occur no later than April 15, 2001. Parent will inform Escrow Agent in writing of the termination of the Escrow Period pursuant to this
Section 5. As long as the Escrow Agent has not received such written notice, it shall be entitled to assume that the Escrow Period has not terminated.

     6. Indemnification Claims upon Escrow Fund.

     (a) Subject to Section 10, upon receipt by the Escrow Agent on or before September 30, 2000 of a certificate(s) signed by an officer of Parent (an "OFFICER'S CERTIFICATE"):

          (i) stating that aggregate Damages since the date of this Agreement exist in an aggregate amount greater than $100,000, and

          (ii) specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or property accrued or arose, the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Sections 10 and 11, deliver to Parent out of the Indemnification Portion, as promptly as practicable, Parent Common Stock or other assets held in the Indemnification Portion having a value equal to such Damages, based upon the per share value of Parent Common Stock set forth in
Section 6(b) below.

     (b) For the purpose of compensating Parent for its Damages pursuant to this Agreement, the Parent Common Stock in the Escrow Fund shall be valued at $41.8125 per share. If any such Damages are to be paid out of the other assets (other than Parent Common Stock) then held in the Escrow Fund, and the Escrow Agent shall be uncertain as to the value thereof, the Escrow Agent shall be entitled to request (and to refrain from making any distribution until it receives) written certification from the Parent specifying the value thereof, and the Escrow Agent shall be entitled to rely conclusively thereon.

     (c) On October 16, 2000, the Escrow Agent will deliver to the Shareholder Representative, for the benefit of the Principal Shareholder, the then remaining Indemnification Portion of the Escrow Shares, if any, held as part of the Escrow Fund, less any Escrow Shares or other property used on or prior to such date to satisfy claims for Damages pursuant to Section 6 and the amount of Escrow Shares (and/or dividends and distributions) sufficient to satisfy any unsatisfied claims for Damages specified in an Officer's Certificate delivered to the Escrow Agent on or prior to September 30, 2000.

     7. Disbursements from Escrow Fund for Post Closing Adjustments. Subject to
Section 10, upon receipt by the Escrow Agent of an Adjustment Notice (as hereinafter defined), the Escrow Agent shall promptly make disbursements from the Escrow Fund in accordance with the following provisions:

          (i) if the Adjustment Notice states that the Revenue Test is satisfied, (A) the Escrow Agent will (subject to Sections 8(c), 10 and 11) deliver to the Shareholder Representative for the benefit of the Shareholders (in accordance with their Percentage

Interests as set forth on Exhibit A attached hereto) on the date set forth in such Adjustment Notice as determined by Parent pursuant to Section 9 and
Schedule I for the Revenue Test, the number of Escrow Shares equal to the RT Amount as set forth in the Adjustment Notice and as calculated in accordance with Schedule I, plus all dividends and other distributions received on or in respect of such shares and held as part of the Escrow Fund, (the "REVENUE RELEASE AMOUNT") and (B) simultaneously therewith, the Escrow Agent will (subject to Sections 8(c), 10 and 11) deliver to Parent the number of Escrow Shares, if any, equal to the Maximum RT Amount less the Revenue Release Amount plus all dividends and other distributions received on or in respect of such shares and held as part of the Escrow Fund; and

          (ii) if the Adjustment Notice states that the Revenue Test is not satisfied, the Escrow Agent will (subject to Sections 8(c), 10 and 11) deliver to the Parent on the date set forth in such Adjustment Notice as determined pursuant to Section 9 for the Revenue Test, 205,444 Escrow Shares, plus all dividends and other distributions received on or in respect of such shares and held as part of the Escrow Fund.

     8. Duties of Escrow Agent. The duties of the Escrow Agent shall be limited to the following:

     (a) The Escrow Agent shall hold and safeguard the Escrow Shares during the Escrow Period, and shall hold and dispose of the Escrow Shares only in accordance with the terms hereof.

     (b) The Escrow Agent shall be under no obligation to preserve, protect or exercise rights in the Escrow Shares, and shall be responsible only for reasonable measures to maintain the physical safekeeping thereof, and otherwise to perform and observe such duties on its part as are expressly set forth in this Escrow Agreement (including the Schedule attached hereto); except that it shall, at the written request of the Shareholder Representative given to the Escrow Agent at least three business days prior to the date on which the Escrow Agent is requested therein to take any action, deliver to the Shareholder Representative a proxy or other instrument in the form supplied to it by the Shareholder Representative for voting or otherwise exercising any right of consent with respect to any of the Escrow Shares held by it hereunder, to authorize therein the Shareholder Representative to exercise such voting or consent authority in respect of the Escrow Shares. The Escrow Agent shall not be responsible for forwarding to any party, notifying any part with respect to, or taking any action with respect to, any notice, solicitation or other document or information, written or otherwise, received from an issuer or other person with respect to the Escrow Shares, including but not limited to, proxy material, tenders, options, the pendency of calls and maturities and expiration of rights.

     (c) (i) To the extent directed to do so in writing by the Shareholder Representative, the Escrow Agent shall sell a sufficient number of the shares of Parent Common Stock held in the Escrow Fund, and shall apply the proceeds of such sale, to pay expenses reasonably incurred by the Shareholder
Representative on behalf of
the Shareholders as provided in Section 18(b) hereof, as certified by the Shareholder Representative. The Escrow Agent may rely conclusively upon any such written instruction and/or certification, and shall have no obligation to determine the reasonableness of any such expenses. Any such instruction from the Shareholder Representative (A) shall be subject to any Escrow Shares previously released by the Escrow Agent pursuant to the terms of this Agreement, (B) must be received by the Escrow Agent (1) prior to September 30, 2000, in the case of the Indemnification Portion of the Escrow Fund, and (2) prior to expiration of the Escrow Period, with respect to the Escrow Shares thereafter remaining in the Escrow Fund, (C) shall specifically direct the Escrow Agent whether (and to what extent) such shares to be liquidated are to be taken from the Indemnification Portion of the Escrow Fund, and (D) shall comply with the requirements of
Section 8(c)(ii) below.

     (ii) (A) In connection with any sale of the Escrow Shares pursuant to this
Section 8(c), the Escrow Agent shall be entitled to receive and rely upon, prior to taking action in that regard, written direction from the Shareholder Representative as to the manner and method to be undertaken in carrying out such sale, including without limitation written direction (1) identifying the number of shares to be sold, (2) identifying the brokerage firm the Shareholder Representative requests to be used or instructing the Escrow Agent to use its affiliated brokerage service, and (3) setting forth any necessary or special instructions with respect to the sale (including any stop loss or minimum price per share instruction); and the Shareholder Representative shall execute and deliver any instruments reasonably required by the Escrow Agent in order to carry out such sale or liquidation.

     (B) The Escrow Agent shall have no responsibility in connection with such sale other than to make delivery of the Escrow Shares to the selected brokerage firm, with instruction (including any special instruction provided by the Shareholder Representative), and to receive and deposit into the Escrow Account (to be administered and distributed in accordance with this Agreement) any net sale proceeds received therefrom. The Escrow Agent shall have no duty or obligation to determine or accomplish compliance with any applicable transfer restrictions; and it shall be the sole obligation of the party directing such sale to take any remaining actions, and to provide or deliver any necessary instruments or opinions (at its expense) necessary to comply with applicable transfer restrictions or applicable securities laws. The Escrow Agent shall have no liability for any actions or omissions of any such brokerage firm, and shall have no liability for the price or execution achieved. Without limiting the generality of the foregoing, the Shareholder Representative expressly acknowledges that (1) the Escrow Shares may need to be sent to a transfer agent to be reissued in saleable form, (2) the Escrow Shares may contain or be subject to transfer restrictions that may limit their marketability and impose restrictions upon the number or types of purchasers to whom they can be offered or sold, and (3) the Escrow Agent shall have no liability for any failure or delay (or any price change during any such delay) on the part of the Shareholder Representative or any transfer agent, or caused by any necessary registration or delivery procedures, or compliance with any applicable transfer restrictions involved in the transfer of such Escrow Shares.

     (C) The Escrow Agent shall be entitled to contract with any brokerage firm (which may be selected by the Escrow Agent without liability on its part, taking into consideration any brokerage firm requested by the Shareholder Representative, as provided above), which may be affiliated with the Escrow Agent, and may enter into any such contract on a basis which provides that such brokerage firm shall use its best efforts to effect such sale. The Escrow Agent shall be indemnified hereunder for any costs, expenses and risks associated therewith or arising thereunder (other than resulting from its own gross negligence or willful misconduct), and the proceeds of sale to which the Shareholder Representative shall be entitled shall be net of all brokerage commissions and charges.

     (D) The net sales proceeds of any such sale of Escrow Shares received by the Escrow Agent shall be subject to a sales administration fee in the amount of $5.00 per day, per shareholder, with a minimum fee of $500.00 per sale (the "Sales Administration Fee"), which shall be taken from the proceeds of such sale. The Sales Administration fee shall be assessed each day a sale is affected until the total number of shares specified in such written direction from the Shareholder Representative are sold.

          (d) In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.

          (e) The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository, securities intermediary or other sub-escrow agent employed by the Escrow Agent than any such book-entry depository, securities intermediary or other sub-escrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository, securities intermediary or other sub-escrow agent was caused by the Escrow Agent's own gross negligence, bad faith or wilful misconduct in breach of this Escrow Agreement.

     9. Method of Determining Revenue Tests.

     (a) As promptly as reasonably possible following the completion of the audit of Parent's financial statements for the year ending December 31, 2000 (but in any event within 30 days of the completion of such audit), the Parent shall deliver to the Shareholder Representative and the Escrow Agent a notice (the "ADJUSTMENT NOTICE") signed by an officer of Parent (a) attaching a certified copy of its calculation of the Qualifying Revenues for such fiscal year, (b) based upon such calculations, certifying that Parent has determined whether the Revenue Test has been satisfied and (c) setting forth the RT Amount, if any (as calculated by the Parent in accordance with Schedule I). Unless the Shareholder Representative shall in accordance with the provisions of Section 10 challenge the Parent's calculation and determination in the Adjustment Notice, within

30 days after the delivery of the Parent's calculation thereof, the Parent's determination set forth in the Adjustment Notice shall be binding upon the Shareholders.

     (b) The Shareholder Representative shall have the right to review the work papers of the Parent and any accountants or auditors utilized by the Parent in preparing its calculation of the Revenue Test for the purpose of confirming the Parent's calculation thereof. The Shareholder Representative shall work in good faith and cooperate with the Parent and its accountants or auditors in the resolution of any dispute in connection with such calculation.

     (c) In no instance shall the Escrow Agent be obligated to evaluate, verify or recalculate any Adjustment Notice, and in no instance shall the Escrow Agent be under any Obligation to determine independently the Qualifying Revenue of the Parent, whether the Revenue Test has been satisfied or the RT Amount, if any.

     10. Objections to Claim. At the time of delivery of any Officer's Certificate or Adjustment Notice to the Escrow Agent, a duplicate copy of such Officer's Certificate or Adjustment Notice shall be delivered to the Shareholder Representative by Parent and for a period of thirty (30) days after such delivery to the Escrow Agent, the Escrow Agent shall make no delivery of Parent Common Stock or other property pursuant to Section 6 or 7 hereof unless the Escrow Agent shall have received written authorization from the Shareholder Representative to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Parent Common Stock or other property in the Escrow Fund in accordance with Section 6 or 7 hereof, provided that no such payment or delivery may be made if the Shareholder Representative shall object in a written statement to the claim or determination made in the Officer's Certificate or Adjustment Notice, and such statement shall have been delivered to the Escrow Agent and to Parent prior to the expiration of such thirty (30) day period.

     11. Resolution of Conflicts; Arbitration.

     (a) In case the Shareholder Representative shall so object in writing to any claim or determination by Parent made in any Officer's Certificate or Adjustment Notice, Parent shall have thirty (30) days to respond in a written statement to the objection of the Shareholder Representative. If after such thirty (30) day period there remains a dispute as to any such claim or determination, the Shareholder Representative and Parent shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect thereto. If the Shareholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall act in accordance with the terms thereof with respect to the distribution of the Escrow Fund.

     (b) If no such agreement can be reached after good faith negotiation, either Parent or the Shareholder Representative may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Parent and the Shareholder Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate or Adjustment Notice shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 4 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

     (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Suffolk County, Commonwealth of Massachusetts, under the commercial rules then in effect of the American Arbitration Association.

     12. Distributions. All dividends or other distributions of any kind received by Escrow Agent shall be added to the Escrow Fund and become a part hereof. Any provision hereof shall be equitably adjusted to appropriately reflect such dividends or other distributions.

     13. Exculpatory Provisions.

     (a) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein (which duties are ministerial and not fiduciary) and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for forgeries or false presentations. The Escrow Agent shall not be liable for any act done or omitted hereunder as escrow agent except for gross negligence or willful misconduct. The Escrow Agent shall in no case or event be liable for any representations or warranties of Company, Parent, the Shareholder Representative, the Shareholders or Merger Sub. Any act done or omitted pursuant to the advice or opinion of counsel, including in-house counsel, shall be conclusive evidence of the good faith of the Escrow Agent; and the Escrow Agent will be entitled to rely on the advice of such counsel.

     (b) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law or arbitration as provided herein, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or rulings of any arbitrators. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or such ruling of any arbitrator, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment, decree or arbitrators' ruling being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

     (c) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Escrow Agreement or any documents or papers deposited or called for thereunder.

     (d) The Escrow Agent shall not be liable for the outlawing of any rights under any statute of limitation with respect to the Escrow Agreement or any documents deposited with the Escrow Agent.

     (e) Any transfer or disbursement of Escrow Shares by the Escrow Agent hereunder shall be made by delivery by the Escrow Agent of the Escrow Share Certificate held by it hereunder to the Parent or its transfer agent with appropriate instructions to accomplish the related transfer or distribution. The Escrow Agent shall have no liability or responsibility for any actions, omissions or delay on the part of the Parent or any transfer agent in respect thereof.

     (f) The Escrow Agent shall have no liability or responsibility for any actions or omissions of the Shareholder Representative, including with respect to the distribution of any released Escrow Shares to or among shareholders, distributions among Shareholders in accordance with their Percentage Interests, or otherwise. Upon transfer or release of any Escrow Shares to the Shareholder Representative pursuant to the terms hereof, any obligations or responsibility on the part of the Escrow Agent with respect to such shares shall terminate.

     (g) The Escrow Agent is hereby authorized, in making any investment or in transferring, liquidating or disposing of any Escrow Shares or other property pursuant to or under this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.

     14. Alteration of Duties. This Escrow Agreement may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

     15. Resignation and Removal of the Escrow Agent. The Escrow Agent may resign as Escrow Agent at any time with or without cause by giving at least thirty (30) days' prior written notice to each of Parent and the Shareholder Representative, such resignation to be effective thirty (30) days following the date such notice is given. In addition, Parent and the Shareholder Representative may jointly remove the Escrow Agent as escrow agent at any time with or without cause, by an instrument (which may be executed in counterparts) given to the Escrow Agent, which instrument shall designate the effective date of such removal. In the event of any such resignation or removal, a successor escrow agent, which shall be a bank or trust company organized under the laws of the United States of America or of the Commonwealth of Massachusetts having a combined capital and surplus of not less than $100,000,000, shall be appointed by the Shareholder Representative with the approval of Parent, which approval shall not be unreasonably withheld. Any such successor escrow agent shall deliver to Parent and the Shareholder Representative a written instrument accepting such appointment, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive the Escrow Fund.

     16. Further Instruments. If the Escrow Agent reasonably requires other or further instruments in connection with performance of its duties hereunder, the necessary parties hereto shall join in furnishing such instruments.

     17. Disputes. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by the Escrow Agent hereunder, the Escrow Agent is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of said Escrow Fund until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings that relate to the Escrow Fund.

     18. Escrow Fees and Expenses.

     (a) Parent shall pay the Escrow Agent such fees as are established by the Fee Schedule attached hereto as Exhibit B, including any fees incurred in the preparation of this Escrow Agreement.

     (b) Any out-of-pocket fees and expenses incurred by the Shareholder Representative shall be paid out of the Escrow Fund other than the Indemnification Portion pursuant to and as provided in Section 8(c) hereof in preference to other distributions from such Escrow Fund (other than the Indemnification Portion and only to the extent such other distributions are made or to be made contemporaneously with or subsequent to any such payment to the Shareholder Representative); provided, however, that the aggregate of such payments shall not exceed the proceeds of sales of shares made pursuant to
Section 8(c) hereof, and provided further that under no circumstances will the Escrow Agent or the Parent have personal liability for any such fees and expenses.

     19. Indemnification. In consideration of the Escrow Agent's acceptance of this appointment, Parent agrees to indemnify and hold the Escrow Agent (and its officers, directors, employees and agents) harmless as to any liability incurred by it to any person, firm or corporation by reason of its having accepted such appointment or in carrying out the terms hereof, and to reimburse the Escrow Agent for all its costs and expenses, including, among other things, counsel fees and expenses, reasonably incurred by reason of its duties hereunder; provided, however, that no indemnity need be paid in case of the Escrow Agent's gross negligence, willful misconduct or breach of this Escrow Agreement. This indemnification provision will survive termination of this Escrow Agreement.

     20. Tax Indemnification. Parent agrees to indemnify and hold the Escrow Agent harmless from any liability or obligations on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent in connection with or relating to any payment made or other activities performed under the terms of this Agreement, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement; provided, however, that no indemnity need be paid in case of the Escrow Agent's gross negligence, willful misconduct or breach of this Escrow Agreement.

     21. General.

     (a) Any notice given hereunder shall be in writing and shall be deemed effective upon the earlier of personal delivery or the third day after mailing by certified or registered mail, postage prepaid as follows (provided, however, that in no instance shall any notice be deemed to have been received by the Escrow Agent when and until actually received by it):

       To Parent:

       Exchange Applications, Inc.
       89 South Street
       Boston, MA 02111
       Attention:  Andrew J. Frawley
       Telephone:  (617) 737-2244
       Fax:  (617) 443-9143

       With a copy to:

       Bingham Dana LLP
       150 Federal Street
       Boston, Massachusetts 02110
       Attention:  Neil Townsend, Esq.
       Telephone:  (617) 951-8866

       To Shareholder Representative:

       c/o Knowledge Stream Partners, Inc. or Exchange Applications, Inc.
       Attention:  Robert van der Hooning
       1092 Ash Street
       Winnetka, IL  60093

       Telephone:  (847) 441-9330
       Fax:  (847) 441-9345

       With a copy to:

       Hopkins & Sutter
       Three First National Plaza
       Suite 4100
       Chicago, Illinois  60602

       Attention:  Bennett Espstein, Esq.
       Telephone:  (312) 558-5193

       To the Escrow Agent:

       BY HAND                             BY FIRST CLASS MAIL

       State Street Bank and Trust         State Street Bank and Trust
        Company                             Company
       Two Avenue de Lafayette             P.O. Box 778
       Boston, MA 02111                    Boston, MA 02102-0778
       Attention: Corporate Trust Dept.    Attention: Corporate Trust Dept.
       Attn:      Exchange Knowledge       Attn:      Exchange Knowledge Stream
                  Stream Escrow Agreement             Escrow Agreement
                  Fax: (617) 662-1463                 Fax: (617) 662-1463

or to such other address as any party may have furnished in writing to the other parties in the manner provided above.

     (b) The captions in this Escrow Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Escrow Agreement.

     (c) This Escrow Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.

     (d) No party may, without the prior express written consent of each other party, assign this Escrow Agreement in whole or in part. This Escrow Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

     (e) This Escrow Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts as applied to contracts made and to be performed entirely within the Commonwealth of Massachusetts. The parties to this Escrow Agreement hereby agree to submit to personal jurisdiction in the Commonwealth of Massachusetts. In any such action or proceeding, the parties each hereby absolutely and irrevocably (i) waive any objection to jurisdiction or venue, (ii) waive personal service of any summons, complaint, declaration or other process, and (iii) agree that the service thereof may be made by certified or registered first-class mail directed to such party, as the case may be, at their respective addresses in accordance with Section 21 hereof.

     (f) Reproduction of Documents. This Escrow Agreement and all documents relating thereto, including without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

     IN WITNESS WHEREOF, each of the parties has executed this Escrow Agreement as of the date first above written.



                                        STATE STREET BANK AND
                                          TRUST COMPANY, as Escrow
                                          Agent



                                        By: __________________________
                                            Name:
                                            Title:


                                        EXCHANGE APPLICATIONS, INC.


                                        By: __________________________
                                            Name:
                                            Title:


                                        SHAREHOLDER REPRESENTATIVE


                                        ______________________________
                                        Robert van der Hooning

                                   Schedule I

                        Release and Adjustment Schedule

     1. Definitions. For purposes of this Schedule I:


     (a) "QUALIFYING REVENUES" for any period shall mean the total revenues of Parent and its subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles applied in accordance with Parent's historical practices from the following: (i) licenses of Parent's Nextricity product and services associated with integration of Nextricity, (ii) architecture, knowledge discovery/data mining and systems integration services associated with analytic solutions, which services are provided by Parent's analytic services group (which will consist of former employees of the Company and others hired to work within this group, as needed) and (iii) development and analytic services provided to Chase Manhattan Bank under the Services Agreement, dated as of March 2000, or under services agreements with Chase entered into after the Closing Date with one or more of the business groups to whom KSP has historically provided services. If revenues in respect of services described in clause (ii) above from executed definitive agreements is recognizable during the 2000 fiscal year in accordance with Parent's revenue recognition policies, and Parent is unable to recognize such revenue because Parent's employees fail to perform its obligations under such agreements, then such revenues shall nevertheless constitute Qualifying Revenues for purposes of this Schedule (except in circumstances where the Principal Shareholder has agreed to have execution responsibility for the applicable projects).

     (b) "REVENUE TEST" shall mean whether the Qualifying Revenues for the period commencing on January 1, 2000 and ending on December 31, 2000 are greater than $6,400,000.

     (c) "RT AMOUNT" shall be the amount of Escrow Shares set forth opposite the percentage of Qualifying Revenues determined in connection with the Revenue
Test:

          QUALIFYING REVENUES*
(expressed as a percentage and in Dollars)               RT AMOUNT
--------------------------------------------   ----------------------------
             80%   [$6,400,000]                    164,355 Escrow Shares
            100%   [$8,000,000]                    205,444 Escrow Shares
                                                   such number of shares being
                                                   referred to as the "MAXIMUM
                                                   RT AMOUNT"

* If the Qualifying Revenues are between 80% ($6,400,000) and 100% ($8,000,000), the RT Amount shall be calculated in accordance with the following formula:

     RT Amount = Qualifying Revenues X (Maximum RT Amount/8,000,000)

                                                                     Exhibit A

                           Ownership of Escrow Shares


Shareholder Name & Address       Shareholder Address        Number of Escrow       Percentage Interest
                                 (with phone number)             Shares             (of Escrow Shares)
Robert G. van der Hooning         1092 Ash Street                171,422                  83.44
                                  Winnetka, IL  60093
Robert Vecchione                  12 Whippletree                   2,377                   1.16
                                  Chelmsford, MA 01824
                                  978-250-6971
Gregory Piatetsky                 22 Atherton Road #1              4,174                   2.03
                                  Brookline, MA 02146
                                  617-232-7512
Mike Lurye                        57 Stonegate Road                2,300                   1.12
                                  Chelmsford, MA 01824
                                  978-256-4575
Stephen Gallant                   49 Fenno Street                  4,266                   2.08
                                  Cambridge, MA 02138
                                  617-876-1607
Sully McConnell                   1829 Pine Street Apt 2           3,070                   1.49
                                  Philadelphia, PA 19103
                                  215-545-6707
Dorian Pyle                       110 Carriage Run,                  841                   0.41
                                  Lincoln University
                                  Pennsylvania, PA 19352
                                  610-255-0837
Peter Ossadnik                    Budiger Weg 17                   2,934                   1.43
                                  50767 Koln Germany
                                  49 (221) 979-3475
Stephen Marini                    95 Carriageway Drive             1,738                   0.85
                                  Leominster, MA 01453
                                  978-840-2080
Natasha Markuzon                  101 Monmouth Street,               943                   0.46
                                  Apt. 105
                                  Brookline, MA 02446
                                  617-731-8004
Sam Schteingold                   29 Mount Hood Road #4              682                   0.33
                                  Brighton, MA 02135
                                  617-734-3094
Dmitry Manilov                    236 Willis Avenue, #2              268                   0.13
                                  Medford, MA 02155
                                  781-391-6266
Gareth Gunn                       11 Hazelwood St.                   332                   0.16
                                  Malden, MA 02145-5712
                                  617-834-7431

Shareholder Name & Address       Shareholder Address        Number of Escrow       Percentage Interest
                                 (with phone number)             Shares             (of Escrow Shares)
Peter Nyberg                      788 Grant Hill Road              1,485                   0.72
                                  Coventry, CT 06238
                                  860-742-8295
Sophia Margolin                   198 Lake Shore Road #3             507                   0.25
                                  Brighton, MA 02135
                                  781-391-6266
Jodie Imriglio                    236 Willis Avenue #2               939                   0.46
                                  Medford, MA 02155
                                  781-391-6266
Rick Wherry                       100 Fulton Street, Apt.            700                   0.34
                                  2W
                                  Boston, MA 02109
                                  617-227-9055
Anna Margulis                     202 Brown Street                   121                   0.06
                                  Waltham, MA 02453
                                  781-883-6171
Hannah C. van der Hooning         c/o Suzanne Luchs                2,115                   1.03
Investment Trust                  119 South Summit
                                  Street, Wheaton, IL
                                  60187
                                  630-660-6022
Alexandra R. van der Hooning      c/o Suzanne Luchs
Investment Trust                  119 South Summit                 2,115                   1.03
                                  Street, Wheaton, IL
                                  60187
                                  630-660-6022
Adriana M. van der Hooning        c/o Suzanne Luchs
Investment Trust                  119 South Summit                 2,115                   1.03
                                  Street, Wheaton IL
                                  60187
                                  630-660-6022
                                                                 -------                   ----
TOTAL                                                            205,444                   100%

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